EXHIBIT 10.2
TEKELEC
2010 Executive Officer Bonus Plan
     Tekelec (“Tekelec” or the “Company”) believes that a portion of each executive officer’s annual compensation should be directly related to the Company’s financial performance. The 2010 Officer Bonus Plan (“2010 Bonus Plan” or the “Plan”) is designed to motivate Tekelec’s executive officers and to reward them for their continuing contributions to the Company’s business if, in 2010, the Company achieves certain financial results. The effective date of the 2010 Bonus Plan is February 26, 2010 (the “Effective Date”).
2010 Bonus Plan
Each Eligible Officer (as defined below), by virtue of his or her continuing employment with Tekelec, will be eligible to receive a 2010 1H Bonus and a 2010 Full Year bonus (referred to herein individually as “2010 Bonus” and collectively as “2010 Bonuses”) based on the Company’s financial performance as measured by the degree to which the Company achieves the following pre-set, Board of Directors-approved,1 financial targets for the 2010 1H, consisting of the first and second fiscal quarters of 2010, and the full 2010 fiscal year: (i) Adjusted Operating Income before Bonus, (ii) revenue, and (iii) orders.
The 2010 Bonuses payable to an Eligible Officer will be calculated as a percentage of such Officer’s annual base salary of record in effect at the end of the period for which the bonuses are payable (the “Salary”). If an Eligible Officer is on a leave of absence in excess of 30 days during the 1H period or 60 days during the Full Year period, the Eligible Officer’s Salary will be calculated based on the Eligible Officer’s annualized actual earnings for the that period. In determining an Eligible Officer’s annual base salary of record or actual earnings, certain compensation and payments (e.g., reimbursement for moving expenses, bonus payments received under the 2009 Executive Officer Bonus Plan or this Plan, stock option or other equity incentive compensation, discretionary bonuses, disability benefits, sign-on bonuses, vacation cash outs, and on call pay) shall be excluded.
For purposes of determining the amount payable as a 2010 1H Bonus for an executive officer who commences his/her employment as an Eligible Officer in the first calendar quarter of 2010, an Officer’s annual base salary will be prorated based on the ratio of (i) the number of days that an executive officer serves as an Eligible Officer during the period to (ii) 180 (such ratio shall not be greater than one). An executive officer who commences his/her employment during the second calendar quarter of 2010 will not be eligible to receive a 2010 1H Bonus.
For purposes of determining the amount payable as a 2010 Full Year Bonus for an executive officer who commences his/her employment as an Eligible Officer in the first, second or third calendar quarters of 2010, an Officer’s annual base salary will be prorated based on the ratio of (i) the number of days that an executive officer serves as an Eligible Officer during the period to (ii) 360 (such ratio shall not be greater than one). An executive officer who commences his/her employment during the fourth calendar quarter of 2010 will not be eligible to receive a 2010 Full Year Bonus.

[1]	This and further references to Board of Directors (“Board”) action or approval shall be interpreted as a duly adopted Board resolution following consideration and a recommendation by the Compensation Committee of the Board, if the Board accepts such recommendation, or alternatively by a duly adopted resolution of the Board based on a vote by the independent members of the Board as defined by NASDAQ rules.

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Eligible Officers
The following executive officers have been designated by the Board as “Eligible Officers” for purposes of the 2010 Bonus Plan and will be eligible to participate in the 2010 Bonus Plan (all titles are positions with Tekelec unless otherwise specified):
Eligible Officers List
Chief Executive Officer & President
Executive Vice President, Global Product Solutions
Senior Vice President, Chief Financial Officer
Senior Vice President, Corporate Affairs & General Counsel
Senior Vice President, Global Operations & Service
Vice President, Information Technology & Chief Information Officer
A person appointed as an Executive Officer of the Company after the Effective Date shall be eligible to participate in the 2010 Bonus Plan if he/she is expressly designated by the Board as an Eligible Officer under the 2010 Bonus Plan.
An Eligible Officer whose title changes after the Effective Date shall be entitled to participate in the 2010 Bonus Plan on the same terms and conditions as applied immediately prior to such title change unless either (i) the terms of such Eligible Officer’s participation in the 2010 Bonus Plan are changed pursuant to a duly adopted resolution of the Board; (ii) the Board amends this Plan to add the new title as an Eligible Officer in the Eligible Officer table above in which case such Officer shall participate at the bonus participation level corresponding to such new title; or (iii) as a result of the change in title, such individual is no longer an Eligible Officer.
In order to earn and be eligible to receive bonuses payable under the 2010 Bonus Plan, an Eligible Officer must be actively employed by Tekelec or one of its subsidiaries as an Eligible Officer on the date on which such bonuses are paid, unless such requirement is waived by the Board. An Eligible Officer who is on an approved leave of absence from the Company at any time during 2010 will, for purposes of determining eligibility under the 2010 Bonus Plan, be treated as being employed by the Company during such leave of absence provided, however, that an Eligible Officer who is on an approved leave of absence from the Company on the date on which the 2010 Bonus is paid by the Company and thereafter returns to active status as an Eligible Officer upon the end of such leave of absence, will be paid his/her Company Bonus to which he/she is otherwise entitled within 30 days following his/her return to active status as an Eligible Officer. An Eligible Officer who is on an approved leave of absence from the Company on the date on which the 2010 Bonus is paid by the Company and thereafter fails to return to active status as an Eligible Officer upon the end of such leave of absence, will not be eligible to receive a 2010 Bonus.
2010 Bonus Computation
The Company’s consolidated operating income from continuing operations before bonus (as adjusted to exclude the effects of equity incentive compensation expense, restructuring charges, impairment charges, acquisition-related amortization and other M&A-related charges or income, and similar non-GAAP charges or income, “Adjusted Operating Income before Bonus”), revenue and orders will be the financial measures for calculating the amount of the Company Bonuses under the 2010 Bonus Plan.
All payouts under the 2010 Bonus Plan are contingent upon the company performing at or above a threshold percentage of the Adjusted Operating Income before Bonus target established by the Board (“OI Target”). The threshold percentage is 90% of the OI Target, and thus for performance below 90%

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of the OI Target, there is no funding of a pool for payouts of a bonus. The Board will also establish performance targets for Orders and Revenue (“Orders Target” and “Revenue Target”, respectively, and together with the OI Target or individually, “Targets”).
Upon Tekelec’s achievement of 90% of the Operating Income Target, the 2010 Bonuses shall be calculated as the sum of the result of one of the following computations applied to each of the Targets:
•	If 1H and Full Year Performance Relative to Target is equal to or greater than 90% but all are individually less than 100%, the product of A (x) B (x) C (x) T, where “A” is the Eligible Officer’s Salary, “B” is the Payout Percentage corresponding to the Performance Relative to Target in the Payout Percentage Table below, “C” is the 2010 1H or 2010 Full-Year Bonus Opportunity, as applicable, in the Bonus Participation Table below, and “T” is the Target Weighting corresponding to the Target, and the performance against such Target, in the Target Weighting Table below, provided that the calculated payment for 1H performance is capped at 100% of the 2010 1H Bonus Opportunity from the Bonus Participation Table below.

•	If both 1H and Full Year Performance Relative to Target for all Targets is 100% or greater, the product of A (x) B (x) C (x) T, as each is defined above with the exception of “C” which in such case “C” is the 2010 Total Bonus Opportunity in the Bonus Participation Table below.

•	If any one of the targets is not equal to or greater than 100%, then all targets are individually capped at 100%.
Payout Percentage Table

Performance Relative to Target (OI, Orders, and Revenue)	Payout Percentage
<90%	0%
90%	50%
95%	75%
100%	100%

Performance Relative to Target (OI and Orders)	Additional Payout Percentage
105%	25%
≥110%	50%

The Payout Percentages in the above table increase in a linear manner between each performance level relative to each target.
Target Weighting Table

Target	Target Weighting for Performance ≥90% ≤100%	Target Weighting for Performance >100%
OI	50%	75%
Orders	25%	25%
Revenue	25%	0%

Any bonus earned for 1H performance will be accrued and paid with any earned Full Year bonus.
Except as otherwise provided herein, the 2010 Bonuses will be payable in one lump sum (subject to applicable withholding taxes and other deductions) within 30 days after all the Company’s consolidated financial results covering the annual period are filed with the Securities and Exchange Commission.

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Bonus Participation Levels
For purposes of determining an Eligible Officer’s 2010 Bonus, the 2010 Bonus Opportunity for each of the Eligible Officers identified below shall be as follows:
Bonus Participation Table

Title	2010 Total Bonus Opportunity	2010 1H Bonus Opportunity	2010 Full Year Bonus Opportunity
Chief Executive Officer & President	120%	40.0%	80.0%
Executive Vice President, Global Product Solutions	90%	30.0%	60.0%
Senior Vice President & General Counsel	70%	23.3%	46.7%
Senior Vice President, Global Operations & Service	60%	20.0%	40.0%
Vice President, Corporate Controller & Chief Accounting Officer	50%	16.7%	33.3%
Vice President, Information Technology & Chief Information Officer	40%	13.3%	26.7%

Discretionary Bonuses
In addition to bonuses payable under the 2010 Bonus Plan, discretionary bonuses may also be paid by the Company, but only upon the express approval of the Board in its sole discretion.
Amendment, Termination, and Administration
The Board reserves the right to amend, modify or terminate the Plan, or any payment owed thereunder, at any time without prior notice to participants in its sole discretion; provided, that the Company may not amend, modify or terminate the Plan or such payments once they become Vested to an eligible employee. A payment becomes “Vested” upon the filing of the Company’s financial statements with the Securities and Exchange Commission covering the annual period for which such bonus amount is earned under the terms of the Plan. The Plan shall be administered by the Board, and the Board shall have the authority to interpret the Plan with such interpretation being binding and final. The Plan shall be governed by the laws of North Carolina.
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Target Amounts under the 2010 Executive Officer Bonus Plan

Targets	1H 2010	2010
Orders
Revenue
OI

To the extent that during the 2010 Performance Period, the independent members of the Company’s Board of Directors approve any forecasted Orders, Revenue, or incremental OI for all or any portion of the 2010 Performance Period related to acquisitions completed during the 2010 Performance Period, then such amounts shall be automatically added to each of the respective Objectives set forth in this Exhibit.

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